Exhibit 10.1

LIMONEIRA COMPANY
2010 AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN

Form of Award Agreement

THIS AWARD AGREEMENT (the “Agreement”)                                                                                                              (the “Effective Date”), between LIMONEIRA COMPANY, a Delaware corporation (“Limoneira”), and ___________________ (the “Participant”).

RECITALS:

Limoneira desires to carry out the purposes of the Limoneira Company 2010 Amended and Restated Omnibus Incentive Plan, as it may be amended and/or restated (the “Plan”), by affording the Participant the Award opportunities, as hereinafter provided.

In consideration of the foregoing, of the mutual promises set forth below and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

PART I– Performance Share-Based Award and Restricted Shares

1.                  Performance Period. The Performance Period is Limoneira’s fiscal year beginning on                            , and ending on                            .

2.                  Target Performance Share-Based Award. Subject to the terms of this Agreement (including, without limitation, Section 4(b) relating to non-Covered Employees) and the Plan, Limoneira hereby grants the Participant the opportunity to earn a percentage of the Participant’s annual base salary in effect on                            payable in shares of Limoneira common stock, $0.01 par value per share (“Common Stock”) in accordance with the terms of this Agreement with the Fair Market Value of the Common Stock determined on the Issue Date (as hereafter defined) (the “Target Performance Share-Based Award”).

3.                  Performance Goals. The Target Performance Share-Based Award shall be subject to Limoneira’s achievement of the following Performance Goals, namely, (i) a “Net Income Goal” pursuant to which the net income of Limoneira for the Performance Period is at least                                               of Limoneira’s budgeted net income of                                                                        for the Performance Period (“Budgeted Net Income”); and (ii) an “Operating Income Goal” pursuant to which the operating income of Limoneira for the Performance Period is at least                                              of Limoneira’s budgeted operating income of                                                                         for the Performance Period (“Budgeted Operating Income”). The Net Income Goal has a weight of seventy percent (70%) and the Operating Income Goal has a weight of thirty percent (30%) in the determination of the Performance Share-Based Award pursuant to Section 4 of this Part I.

4.                  Determination of Actual Performance Share-Based Award. The actual Performance Share-Based Award, if any, earned by the Participant under this Agreement, not in excess of the Target Performance Share-Based Award and based upon the attainment of the Performance Goals during the Performance Period, is referred to herein as the “Performance Share-Based Award.” The Performance Share-Based Award will be determined as follows, as certified in writing by the Compensation Committee (“Committee”):

(a)               Determination by Committee. The Committee shall determine the Performance Share-Based Award during the ninety (90) days immediately following the end of the Performance Period as follows.

(i)	With the Net Income Goal weighted at seventy percent (70%), up to percent ( %) of seventy percent (70%) of the Target Performance Share-Based Award may be awarded if at least percent ( %) but less than percent ( %) of the Net Income Goal is achieved; and up to percent ( %) of seventy percent (70%) of the Target Performance Share-Based Award may be awarded if the Net Income Goal is achieved; and up to percent ( %) of seventy percent (70%) of the Target Performance Share-Based Award may be awarded if the Net Income Goal is exceeded such that the net income of Limoneira for the Performance Period is at least percent ( %), but less than percent ( %), of Limoneira’s Budgeted Net Income for the Performance Period; and up to percent ( %) of seventy percent (70%) of the Target Performance Share-Based Award may be awarded if the Net Income Goal is exceeded such that the net income of Limoneira for the Performance Period is at least percent ( %) of Limoneira’s Budgeted Net Income for the Performance Period.

(ii)	With the Operating Income Goal weighted at thirty percent (30%), up to percent ( %) of thirty percent (30%) of the Target Performance Share-Based Award may be awarded if at least percent ( %) but less than percent ( %) of the Operating Income Goal is achieved; and up to percent ( %) of thirty percent (30%) of the Target Performance Share-Based Award may be awarded if the Operating Income Goal is achieved; and up to percent ( %) of thirty percent (30%) of the Target Performance Share-Based Award may be awarded if the Operating Income Goal is exceeded such at the operating income of Limoneira for the Performance Period is at percent ( %), but less than percent ( %), of Limoneira’s Budgeted Operating Income for the Performance Period; and up to percent ( %) of thirty percent (30%) of the Target Performance Share-Based Award may be awarded if the Operating Income Goal is exceeded such that the operating income of Limoneira for the Performance Period is at least percent ( %) of Limoneira’s Budgeted Operating Income for the Performance Period.

(iii)	The Committee may award less than the Target Performance Share-Based Award even if the Performance Goals are met.

(b)              Award Date; Issue Date. The date upon which the Committee makes its determination of the Performance Share-Based Award is referred to herein as the “Award Date.” Shares of Common Stock equal to the Performance Share-Based Award shall be issued on the “Issue Date” based upon the Fair Market Value of the Common Stock on the Issue Date. The Award Date and Issue Date will occur on or after                            , and on or before                            ; provided that no Participant shall have the right to designate the calendar year in which the Committee makes its determination of the Performance Share-Based Award or the Issue Date.

5.                  Stock Legends. The Performance Share-Based Award Shares shall be represented by Common Stock certificate(s) registered in the Participant’s name, or by shares designated for the Participant in book-entry form on the records of Limoneira’s transfer agent, subject to the restrictions set forth in Sections 7 and 8 of this Agreement. Any stock certificate, or direct registration system book-entry account, issued or established for the Performance Share-Based Award Shares shall bear, in addition to applicable securities law legends, the following or similar service-based legend:

“The transferability of this certificate and the shares of Common Stock represented hereby are subject to the terms, conditions, and restrictions (including forfeiture) contained in the Limoneira Company 2010 Amended and Restated Omnibus Incentive Plan, as it may be amended and/or restated, and Sections 7 and 8 of the Award Agreement entered into between the registered owner and Limoneira Company. A copy of such Plan and Agreement is on file in the offices of Limoneira Company, 1141 Cummings Road, Santa Paula, CA 93060, Attention: Compensation Committee.”

6.                  Custody of Shares. Any Common Stock certificates or book-entry shares evidencing such Performance Share-Based Award Shares shall be held in custody by Limoneira or, if specified by the Committee, with a custodian or trustee, until the service-based restrictions thereon set forth in Sections 7 and 8 of this Agreement shall have lapsed. The Participant agrees to deliver a stock power, duly endorsed in blank, relating to any such Performance Share-Based Award Shares in certificate or book entry form.

7.                  Service-Based Restrictions and Vesting. As of the Issue Date, the Performance Share-Based Award Shares shall be subject to service-based restrictions, such that subject to the terms of the Plan and the Agreement, the Participant shall Vest in the Performance Share-Based Award Shares only so long as the Participant remains continuously employed with Limoneira or an Affiliate through the dates listed below:

Thus, the Performance Share-Based Award Shares shall hereinafter be referred to as “Restricted Shares.” The Committee has sole authority to determine whether and to what degree the Restricted Shares have Vested and to interpret the terms and conditions of this Agreement and the Plan, including whether to issue shares Vested as of the Issue Date, free of the restrictions referred to in Sections 7 and 8 of this Agreement.

8.                  Termination of Employment; Forfeiture of Award.

(a)               Except as may be otherwise provided in Section 8(b) of this Agreement, in the event that the employment of the Participant with Limoneira or an Affiliate is terminated by Limoneira or an Affiliate on or after the Issue Date, other than for cause, any unvested Restricted Shares shall become fully Vested only in the sole discretion of Limoneira. If a Participant’s employment is terminated by Limoneira or an Affiliate for cause or a Participant at his sole discretion terminates his employment with Limoneira or an Affiliate, and the Restricted Shares have not Vested pursuant to Section 7 above, then the Restricted Shares, to the extent not Vested as of the Participant’s termination of employment date, shall be forfeited immediately upon such termination, and the Participant shall have no further rights with respect to the Restricted Shares. The Committee (or its designee, to the extent permitted under the Plan) shall have sole discretion to determine if a Participant’s rights have terminated pursuant to the Plan and this Agreement, including but not limited to the authority to determine the basis for the Participant’s termination of employment. The Participant expressly acknowledges and agrees that, except as otherwise provided herein, the termination of the Participant’s employment shall result in forfeiture of the Restricted Shares to the extent the Restricted Shares have not Vested as of the Participant’s termination of employment date.

(b)              Notwithstanding the provisions of Section 8(a) above, the following provisions shall apply if any of the following shall occur on or after the Issue Date but prior to the full Vesting of the Restricted Shares:

(i)	Death. In the event that the Participant remains in continuous employment with Limoneira or an Affiliate from until the Participant’s death, the Restricted Shares shall not be forfeited and any unvested Restricted Shares shall immediately become fully Vested as of the date of death.

(ii)	Disability. In the event that the Participant remains in the continuous employment with Limoneira or an Affiliate from until the date of the Participant’s termination of employment due to Disability, the Restricted Shares shall not be forfeited and any unvested Restricted Shares shall immediately become fully Vested on the date of the Participant’s “termination of employment” on account of Disability. For this purpose, “Disability” shall mean the Participant is unable to engage in his profession by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. The Committee shall certify Disability, after consultation with a qualified medical examiner, and shall determine a Participant’s date of termination after taking into account the Participant’s position and all applicable laws.

(iii)	Change of Control. In the event that the Participant incurs a termination of employment, other than for cause or at his own discretion, within one (1) year following a Change of Control, the Restricted Shares shall not be forfeited and any unvested Restricted Shares shall immediately become fully Vested as of the date of termination of employment.

(iv)	Retirement. In the event that the Participant has been in the continuous employment of Limoneira or an Affiliate for a period of at least the five (5) years immediately preceding the Issue Date, and the Participant’s employment is terminated due to retirement, and the Participant has reached normal retirement age of 65, the Restricted Shares shall not be forfeited and any unvested Restricted Shares shall immediately become fully Vested on the date of the Participant’s termination of employment due to retirement.

(v)	Specified Employees. In the event that Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (collectively, “Section 409A”) applies and any Restricted Shares would be paid to a Participant upon a “separation from service” within the meaning of Section 409A, and no exemption or exclusion from Section 409A shall apply, no Restricted Shares shall be released to any Participant who is a “specified employee” within the meaning of Section 409A until the earlier of the first day of the seventh month after the month of such Participant’s separation from service or the Participant’s death.

(c)               In the event the employment of the Participant with Limoneira or an Affiliate terminates prior to the Issue Date, the Participant automatically forfeits all rights to the Award set forth in Part I of this Agreement.

9.                  Voting and Dividend Rights; Distribution of Shares Following Lapse of Restrictions.

(a)               After the Issue Date and during the period in which the restrictions provided herein are applicable to the Restricted Shares, the Participant shall have the right to vote such Common Stock and to receive any cash dividends paid with respect to such Common Stock. Any dividend or distribution payable with respect to such Common Stock that will be paid in Shares shall be subject to the same restrictions provided for herein on the Restricted Shares. Any other dividend or distribution (other than cash or Common Stock) payable on the Restricted Shares, and any consideration receivable for or in conversion of or exchange for the Restricted Shares, shall be subject to the terms and conditions of this Agreement or with such modifications thereof as the Committee may provide in its sole discretion, subject to applicable law.

(b)              Upon the expiration of the service-based restrictions on the Restricted Shares provided in this Agreement as to any portion of the Restricted Shares, Limoneira in its sole discretion will either cause a new certificate(s) evidencing such amount of Common Stock to be delivered to the Participant (or, in the case of his death after Vesting, cause such certificate to be delivered to Participant’s legal representative, beneficiary, or heir) or re-provide book-entry Shares designated for the Participant (or, in the case of his death after Vesting, provide book-entry Shares designated for Participant’s legal representative, beneficiary, or heir) on the records of Limoneira’s transfer agent, in each case free of the service-based restrictive legend set forth in Section 8 of this Agreement; provided, however, that Limoneira shall not be obligated to issue any fractional Shares of Common Stock in the event of Share certificates.

10.              Income Reporting; Withholding; Tax Matters; Fees.

(a)               During each year of Vesting, Limoneira or its agent shall report all income to the appropriate tax authorities and withhold and pay all required local, state, federal, foreign income and other taxes and any other amounts required to be withheld by any governmental authority or law. The Participant may elect to have Shares withheld from the Vested Restricted Shares (or other evidence of Common Stock ownership, including, without limitation, a direct registration system book-entry account) to reimburse Limoneira for any taxes paid on his behalf. The number of Shares to be withheld shall have a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to the amount of such obligations being satisfied. Alternatively, upon the Vesting of the Restricted Shares, in accordance with procedures established by the Committee, the Participant may elect to reimburse Limoneira in cash for all applicable withholding taxes paid on his behalf.

(i)	In General. Limoneira has made no warranties or representations to the Participant with respect to the tax consequences (including but not limited to income tax consequences) related to the Award or issuance, transfer, or disposition of Restricted Shares (or any other benefit), and the Participant is in no manner relying on Limoneira or its representatives for an assessment of such tax consequences. The Participant acknowledges that there may be adverse tax consequences with respect to the Restricted Shares (including but not limited to the acquisition or disposition of the Restricted Shares) and that the Participant should consult a tax advisor prior to such acquisition or disposition. The Participant acknowledges that the Participant has been advised that the Participant should consult with the Participant’s own attorney, accountant, and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. The Participant also acknowledges that Limoneira has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant.

(ii)	Election Under Section 83(b) of the Code.

(A)	The Participant understands that Section 83 of the Code generally taxes as ordinary income the fair market value of the Shares as of the date on which the Shares are “substantially vested,” within the meaning of Code Section 83. In this context, “substantially vested” means that the restrictions on such Shares (that have been issued) have lapsed and the Restricted Shares are Vested. The Participant understands that he may elect to have his taxable income determined at the time he acquires the Restricted Shares, rather than when and as the restrictions on the Restricted Shares lapse, by filing an election under Section 83(b) of the Code with the Internal Revenue Service no later than thirty (30) days after the Issue Date with respect to the Shares. The Participant understands that failure to make a timely filing under Code Section 83(b) will result in his recognition of ordinary income, as the restrictions on the applicable Shares lapse, on the fair market value of the applicable Shares at the time such restrictions lapse. The Participant further understands, however, that if Shares, with respect to which an election under Section 83(b) has been made, are forfeited, such forfeiture will be treated as a sale on which there is realized a loss equal to the excess (if any) of the amount paid (if any) by the Participant for the forfeited Shares over the amount realized (if any) upon their forfeiture. If the Participant has paid nothing for the forfeited Shares and has received no payment upon their forfeiture, the Participant understands that he will be unable to recognize any loss on the forfeiture of the Restricted Shares, even though the Participant incurred a tax liability by making an election under Code Section 83(b).

(B)	The Participant understands that he should consult with his tax advisor regarding the advisability of filing with the Internal Revenue Service an election under Section 83(b). ANY ELECTION UNDER CODE SECTION 83(b) THE PARTICIPANT WISHES TO MAKE MUST BE FILED NO LATER THAN 30 DAYS AFTER THE ISSUE DATE. THIS TIME PERIOD CANNOT BE EXTENDED. THE PARTICIPANT ACKNOWLEDGES THAT TIMELY FILING OF A CODE SECTION 83(b) ELECTION IS THE PARTICIPANT’S SOLE RESPONSIBILITY, EVEN IF THE PARTICIPANT REQUESTS LIMONEIRA OR ITS REPRESENTATIVE TO FILE SUCH ELECTION ON HIS BEHALF.

(C)	The Participant will notify Limoneira in writing, in a form and manner prescribed by Limoneira, within thirty (30) days if the Participant files an election pursuant to Section 83(b) of the Code.

(b)              Fees. All third party fees relating to the release, delivery, or transfer of the Restricted Shares shall be paid by the Participant or other recipient. To the extent the Participant or other recipient is entitled to any cash payment from Limoneira or any of its Affiliates, the Participant hereby authorizes the deduction of such fees from such payment(s) without further action or authorization of the Participant or other recipient; and to the extent the Participant or other recipient is not entitled to any such payments, the Participant or other recipient shall pay Limoneira or its designee an amount equal to such fees immediately upon the Vesting of the Restricted Shares.

PART II – Performance Bonus Award

1.                  Performance Bonus Award Summary.

Performance Period:	through
Target Performance Bonus Award and Performance Goal:	The Target Performance Bonus Award (“Target Bonus Award”) shall be based on the Participant’s annual base salary in effect on , multiplied by the percentages shown on Exhibit A, associated with the net income (weighted at seventy percent (70%)) and operating income (weighted at thirty percent (30%)) of Limoneira for the Performance Period (“Performance Goals”) with Performance Goals only being achieved at the percent ( %), percent ( %), percent ( %), and percent ( %) levels of achievement. The Compensation Committee (“Committee”), in its sole discretion, has elected to grant the Participant the opportunity to earn a “Bonus Award” derived from the above calculation.
Negative Discretion:	A Bonus Award shall be subject to the Negative Discretion of the Committee to reduce an award.
Payment:	Payment of a Bonus Award will be made in a cash lump sum, subject to the approval of the Committee, on or after and on or before ; provided that no Participant shall have the right to designate the calendar year of payment.

2.                  Performance Bonus Award. The Committee has sole authority to determine the amount granted and payable, if any, and to interpret the terms and conditions of this Agreement and the Plan. Subject to the terms of the Plan and the Agreement, the Bonus Award shall be determined, awarded, and paid on or after                             , and on or before                            , if the Performance Goals specified in Part II, Section 1 are attained by Limoneira. The Committee shall certify in writing the attainment of the Performance Goal. The date on which the Committee makes its determination is referred to as the “Award Date.” The date the Bonus Award, if any, is paid to a Participant is referred to as the “Payment Date.”

3.                  Specified Employees. In the event any Bonus Award would be paid to a Participant upon a “separation from service” within the meaning of Section 409A and no exemption or exclusion from Section 409A shall apply, no Bonus Award shall be paid to any Participant who is a “specified employee” within the meaning of Section 409A until the earlier of the first day of the seventh month after the month of such Participant’s separation from service or the Participant’s death.

PART III – Provisions Applicable to Performance Share-Based/

Restricted Share Award and Performance Bonus Award

1.                  Incorporation of Plan. The rights and duties of Limoneira and the Participant under this Agreement shall in all respects be subject to and governed by the provisions of the Plan, the terms of which are incorporated herein by reference. In the event of any conflict between the provisions in the Agreement and those of the Plan, the provisions of the Plan shall govern. Unless otherwise provided herein, capitalized terms in this Agreement shall have the same definitions as set forth in the Plan. The Participant acknowledges receipt of the Plan by executing this Agreement.

2.                  Nontransferability. The Performance Share-Based Award Shares and Restricted Shares shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession until the Restricted Shares become Vested. Bonus Awards shall not be transferable other than by will or the laws of the intestate succession. The designation of a beneficiary in accordance with Plan procedures does not constitute a prohibited transfer.

3.                  Superseding Agreement: Binding Effect. This Agreement supersedes any statements, representations, or agreements of Limoneira or an Affiliate with respect to the grant of the Awards or any related rights, and the Participant hereby waives any rights or claims related to any such statements, representations, or agreements. This Agreement does not supersede or amend any existing confidentiality agreement, nonsolicitation agreement, noncompetition agreement, any employment agreement or any other similar agreement between the Participant and Limoneira or an Affiliate, including, but not limited to, any restrictive covenants contained in such agreements.

4.                  Amendment and Termination; Waiver. Except as permitted by the Plan, and subject to the terms of the Plan, this Agreement may be amended or terminated only by the written agreement of the parties hereto. The waiver by Limoneira or an Affiliate of a breach of any provision of the Agreement by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant. Notwithstanding the foregoing, the Committee shall have unilateral authority to amend the Plan and this Agreement (without Participant consent) to reduce any Award or to the extent necessary to comply with applicable law or changes to applicable law (including but in no way limited to federal securities laws), and the Participant hereby consents to any such amendments to the Plan and this Agreement.

5.                  Income Reporting; Withholding; Tax Matters. Limoneira, its Affiliates, or their agents shall report all income to the appropriate tax authorities and withhold all required local, state, federal, foreign, and other taxes and any other amounts required to be withheld by any governmental authority or law.

In general, Limoneira and its Affiliates have made no warranties or representations to the Participant with respect to the tax consequences (including but not limited to income tax consequences) related to the Awards. The Participant also acknowledges that Limoneira and its Affiliate have no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant.

6.                  Notices. Any and all notices under this Agreement shall be in writing and sent by hand delivery or by certified or registered mail (return receipt requested and first-class postage prepaid), in the case of Limoneira, to its Committee, 1141 Cummings Road, Santa Paula, CA 93060, and in the case of the Participant, to the last known address of the Participant as reflected in Limoneira’s records.

7.                  Successors and Assigns. Subject to the limitations stated herein and in the Plan, this Agreement shall be binding upon and inure to the benefit of the Participant and the Participant’s executors, administrators, and beneficiaries and Limoneira and its successors and assigns.

8.                  Counterparts; Further Instruments. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

9.                  Right of Offset. Notwithstanding any other provision of the Plan or this Agreement, Limoneira may, subject to compliance with Code Section 409A (to the extent applicable), reduce the amount of any benefit or payment otherwise payable to or on behalf of the Participant by the amount of any obligation of the Participant to Limoneira or an Affiliate that is or becomes due and payable, and the Participant shall be deemed to have consented to such reduction.

10.              Compliance with Laws; Restrictions on Awards and Shares. Limoneira may impose such restrictions on the Awards and the shares or other benefits underlying the Awards as it may deem advisable, including without limitation restrictions under the federal securities laws, federal tax laws, the requirements of any stock exchange, or similar organization and any blue sky, state, or foreign securities laws applicable to such Awards or shares. Notwithstanding any other provision in the Plan or this Agreement to the contrary, Limoneira shall not be obligated to issue, deliver, or transfer any shares of Common Stock, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution, or action is in compliance with all applicable laws, rules, and regulations (including but not limited to the requirements of the Securities Act of 1933, as amended). Limoneira may cause a restrictive legend or legends to be placed on any certificate for Shares issued pursuant to the Performance Share-Based Award Shares/Restricted Shares (or other evidence of Common Stock ownership, including, without limitation, a direct registration system book-entry account) in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been executed on the dates indicated below on behalf of Limoneira and by the Participant effective as of the day and year first above written.

LIMONEIRA COMPANY

By:

Print Name:

Title:

Date:

PARTICIPANT

Date:

Address:

EXHIBIT A

LIMONEIRA COMPANY

2010 AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN

Part II – Performance Bonus Award

Performance Goal for the _____________ through _____________ Performance Period:

Limoneira Pretax Income	Net Income @ ___ % tax rate	Participant’s Annual Base Salary	X	Percentage
$__________	$__________	________________		_____%

A-1